Exhibit 99.1

Independent Auditors’ Report

To the Board of Directors and

Management of EMC Corporation:

We have audited the accompanying financial statements of the Enterprise Content Division of EMC Corporation which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, of cash flows and of changes in net investment of Parent for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Enterprise Content Division of EMC Corporation as of December 31, 2015 and 2014, and the results of its operations, its cash flows, and its changes in net investment of Parent for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note L to the financial statements, the Enterprise Content Division has entered into significant transactions with its Parent, EMC Corporation, a related party.

/s/ Pricewaterhouse Coopers LLP

Boston, MA

August 3, 2016, except for the effects of the revision discussed in Note B to the financial statements, as to which the date is December 5, 2016

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

BALANCE SHEETS

(In thousands)

	As of December 31,
	2015	2014
ASSETS
Current assets:
Accounts receivable, less allowance for doubtful accounts of $6,754 and $2,400, respectively	$150,793	$166,039
Other current assets	6,624	6,612

Total current assets	157,417	172,651
Property, plant and equipment, net	9,279	7,284
Intangible assets, net	5,804	11,819
Goodwill	1,807,859	1,807,859
Deferred income taxes	17,946	12,972
Other assets, net	28,874	40,687

Total assets	$2,027,179	$2,053,272

LIABILITIES AND NET INVESTMENT OF PARENT
Current liabilities:
Accounts payable	14,749	18,766
Accrued expenses	57,374	56,095
Income taxes payable	25,371	23,728
Deferred revenue	175,719	177,396

Total current liabilities	273,213	275,985
Deferred revenue	15,084	15,247
Income taxes payable	3,475	3,979
Other long-term liabilities	4,544	1,097

Total liabilities	296,316	296,308
Commitments and Contingencies (Note I)
Net investment of Parent	1,730,863	1,756,964

Total liabilities and net investment of Parent	$2,027,179	$2,053,272

The accompanying notes are an integral part of the financial statements

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

STATEMENT OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2015	2014
Revenues:
License	$151,510	$160,414
Services	429,418	468,552

Total revenue	580,928	628,966

Costs and expenses:
Cost of license	44,753	52,232
Cost of services	152,384	173,223
Research and development	70,395	71,376
Selling, general and administrative	164,935	194,351
Restructuring	16,651	16,028

Total operating expenses	449,118	507,210

Operating income	131,810	121,756
Income tax provision	25,973	28,304

Net income	$105,837	$93,452

The accompanying notes are an integral part of the financial statements

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net Income	$105,837	$93,452
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	34,908	49,113
Provision for doubtful accounts	4,354	522
Non-cash restructuring costs	1,202	319
Impairment of asset	1,228	—
Deferred income taxes	(5,038)	(1,386)
Changes in assets and liabilities:
Accounts receivable	10,892	44,773
Other assets, net	601	2,978
Accounts payable	(4,017)	(193)
Deferred revenue	(1,840)	5,416
Accrued expenses	(3,295)	11
Income taxes payable	1,203	(904)
Other liabilities	3,447	312

Net cash provided by operating activities	149,482	194,413

Additions to property, plant and equipment	(2,594)	(4,784)
Capitalized software development costs	(14,950)	(23,900)
Other investing	—	(415)

Net cash used in investing activities	(17,544)	(29,099)

Net distributions to Parent	(131,938)	(165,314)

Net cash used in financing activities	(131,938)	(165,314)

Net increase/(decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Non-cash financing activity:
Stock-based compensation from Parent	$23,141	$22,787
Allocation of corporate functions provided by Parent	$8,936	$7,571

The accompanying notes are an integral part of the financial statements

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

STATEMENTS OF CHANGES IN NET INVESTMENT OF PARENT

(In thousands)

Net Investment of Parent
Balance, January 1, 2014	$1,828,826
Net income	93,452
Net distribution to Parent	(165,314)

Balance, December 31, 2014	1,756,964

Net income	105,837
Net distribution to Parent	(131,938)

Balance, December 31, 2015	$1,730,863

The accompanying notes are an integral part of the financial statements

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

A.	Basis of Presentation

These accompanying financial statements include the historical accounts of the Enterprise Content Division (“ECD”), which are included in the consolidated financial statements of EMC Corporation (“EMC” or the “Parent”). ECD is not a legal entity and did not exist as a legal entity during the periods presented in the accompanying financial statements.

Proposed Transaction with Dell

On October 12, 2015, EMC entered into an Agreement and Plan of merger (“Merger Agreement”) among EMC, Denali Holding Inc., a Delaware corporation (“Denali”), Dell Inc., a Delaware corporation, and Universal Acquisition Co., a Delaware corporation and direct wholly owned subsidiary of Denali (“Merger Sub”), pursuant to which, among other things and subject to the conditions set forth therein, Merger Sub will merge with and into EMC (the “Merger”), with EMC continuing as the surviving corporation and a wholly owned subsidiary of Denali. The transaction is expected to close in mid-2016. The completion of the Merger is subject to certain conditions including the receipt of certain regulatory approvals in various jurisdictions.

In conjunction with this transaction, it is possible that the Board of Directors of ECD’s Parent may explore a disposition of ECD. Should a disposition be concluded and a sale be executed by the Parent at an amount below the carrying value of ECD, a triggering event for impairment testing of goodwill and long-lived assets would arise at that time. Completion of such impairment testing may result in an impairment of goodwill and other long-lived assets.

Nature of the Business

Headquartered in Pleasanton, California, ECD provides enterprise software and cloud solutions that help organizations leverage their business content throughout its lifecycle to drive their digital agenda. ECD’s offerings include enterprise content management solutions and archiving software. ECD’s enterprise content management solutions enable the digitization and flow of content through organizations and includes intelligent capture of information, enterprise content library services, customer communications, information governance and compliance as well as purpose built industry solutions. ECD’s archiving software helps customers take cost out of their current IT environments by archiving inactive information to decommission legacy applications and make their current applications run better.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) from the consolidated financial statements and accounting records at EMC.

The financial information reported for ECD in the accompanying balance sheets, statements of operations and statements of cash flows, together with the related footnotes have been compiled from the underlying records of EMC. These financial statements have been carved out from the historical results of operations, the cost basis of assets and liabilities and the cash flows of EMC using both specific identification and the allocation methodologies described below. All intercompany balances and transactions within ECD have been eliminated.

Net investment of Parent represents EMC’s interest in the net assets of ECD and represents the cumulative investment by EMC in ECD, net of distributions, through the dates presented, inclusive of cumulative operating results. Balances that were not historically settled in cash are included in net investment of Parent.

During the periods presented, ECD functioned as part of the larger group of entities controlled by EMC, and accordingly, EMC performed certain services for ECD on an ongoing basis. Therefore, certain costs related to ECD have been allocated from the Parent. These allocated costs are primarily related to corporate administrative and overhead expenses and employee related costs for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing and contract support, customer support, facility and other corporate and infrastructure services. The costs associated with these services and support functions have been allocated to ECD primarily based on a percentage of ECD

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

revenues to EMC’s total revenues, or as a percentage of ECD headcount to EMC’s total headcount, based on the nature of the corporate cost. These methods reflect the best estimate of the time spent by EMC employees within the above functions on tasks related to ECD for the benefit of ECD. Costs allocated for these functions are included in selling, general and administrative expenses within the financial statements. The tax provisions for ECD have been provided using a separate tax return methodology.

The accompanying financial statements reflect the assets and liabilities that are directly attributable to ECD. Cash has been excluded from ECD’s financial statements. For several of its subsidiaries and divisions including ECD, EMC uses a centralized approach to cash management and financing of its operations. Accordingly, none of the cash or cash equivalents, debt, and interest thereon not directly related to ECD, has been reflected in these financial statements.

Management believes the assumptions and allocations are reasonable. The expenses and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefit received by ECD during the periods relative to the total costs incurred by EMC. However, the amounts recorded may not be representative of the amounts that would have been incurred had ECD been an entity that operated independently of EMC. Consequently, these financial statements may not be indicative of ECD’s future performance and do not necessarily reflect what its results of operations, financial position and cash flows would have been had ECD operated as a separate entity apart from EMC during the periods presented.

B.	Revision of Prior Period Financial Statements

During the quarter ended June 30, 2016, ECD identified an error which affected the balance sheets as of December 31, 2015 and 2014 and the statements of cash flows for the periods then ended. The error relates to the improper classification of ECD’s unbilled accounts receivable for professional services within Net investment of Parent within the consolidated financial statements. The unbilled accounts receivable for professional services for the annual periods as of December 31, 2015 and December 31, 2014 amounted to $14.9 million and $23.1 million, respectively. The classification error had no impact on the statement of operations. ECD concluded that this error was not material to the December 31, 2015 and 2014 reporting periods. While not material, ECD has elected to perform a revision for this correction, which is reflected in the Balance Sheets and Statement of Cash Flows as of December 31, 2015 and 2014 and related footnotes.

The effects of this error on the Balance Sheets and Statement of Cash Flows is as follows (in thousands):

Revised Balance Sheets	December 31, 2015			December 31, 2014
	As previously reported	Adjustment	As revised	As previously reported	Adjustment	As revised
Accounts receivable, less allowance for doubtful accounts	$135,922	$14,871	$150,793	$142,965	$23,074	$166,039
Total current assets	142,546	14,871	157,417	149,577	23,074	172,651
Total assets	2,012,308	14,871	2,027,179	2,030,198	23,074	2,053,272
Net investment of Parent	1,715,992	14,871	1,730,863	1,733,890	23,074	1,756,964

Revised Statements of Cash Flows	December 31, 2015			December 31, 2014
	As previously reported	Adjustment	As revised	As previously reported	Adjustment	As revised
Changes in assets and liabilities:
Accounts receivable	$2,689	$8,203	$10,892	$49,732	$(4,959)	$44,773
Net cash provided by operating activities	141,279	8,203	149,482	199,372	(4,959)	194,413
Net distribution to Parent	(123,735)	(8,203)	(131,938)	(170,273)	4,959	(165,314)

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

C.	Summary of Significant Accounting Policies

Use of Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition

ECD derives revenue from sales of its software licenses and services. ECD recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is probable. This policy is applicable to all sales, including sales to resellers and end-users.

License revenue consists of software licenses. ECD software applications provide customers with resource management, backup and archiving, information management and intelligence, and data analytics. Depending on the nature of the arrangement, revenue for software license sales is generally recognized upon shipment or electronic delivery. For certain arrangements, revenue is recognized based on usage or ratably over the term of the arrangement. License revenue from royalty arrangements is recognized upon either receipt of royalty reports or payments from third parties.

Services revenue consists of installation services, professional services, software maintenance and training. ECD recognizes revenue from support or maintenance contracts ratably over the contract period and recognizes the costs associated with these contracts as incurred. Generally, professional services are not considered essential to the functionality of products as these services do not alter the product capabilities and may be performed by customers or other vendors. Professional services revenues are recognized using the proportional performance method, which recognizes revenue based on labor costs incurred in proportion to total expected labor costs to perform the service.

When more than one element such as software and services is contained in a single arrangement, revenue is allocated to the undelivered elements based upon their fair value using vendor-specific objective evidence (“VSOE”) with the residual revenue allocated to the delivered elements. If ECD cannot objectively determine the VSOE of the fair value of any undelivered software element, revenue is deferred for all software components until all elements are delivered and services have been performed, until fair value can objectively be determined for any remaining undelivered elements, or until software maintenance is the only undelivered element in which case revenue is recognized over the remaining maintenance term for all software elements.

ECD allocates the amount of revenue recognized for delivered elements to the amount that is not subject to forfeiture or refund or contingent on the future delivery of products or services.

ECD markets and sells its products through a direct sales force and indirect channels such as independent distributors and value-added resellers. For substantially all indirect sales, revenues are recognized on products sold to resellers and distributors when evidenced by a master distribution agreement, together with evidence of an end-user arrangement, on a transaction-by-transaction basis.

Deferred Revenue

Deferred revenue consists primarily of deferred software maintenance revenues and unearned license revenues, which are recognized ratably over the contract term, and deferred professional services, including training, which are recognized as these services are provided.

Allowance for Doubtful Accounts

ECD maintains an allowance for doubtful accounts for the estimated probable losses on uncollectible accounts receivable. The allowance is determined by assessing the creditworthiness of its customers, the historical experience of its channel partners, the age of the receivable and current market and economic conditions.

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation commences when the asset is placed in service and is recognized on a straight-line basis over the estimated useful lives of the assets, as follows:

Furniture and fixtures	7-8 years
Equipment and software	2-5 years
Improvements	3-5 years
Capitalized products	3 years

Upon retirement or disposition, the asset cost and related accumulated depreciation are de-recognized with any gain or loss recognized in the results of operations. Repair and maintenance costs, including planned maintenance, are expensed as incurred.

Research and Development and Capitalized Software Development Costs

Research and development (“R&D”) costs are expensed as incurred. R&D costs include salaries and benefits, stock-based compensation, consulting expense, facilities related costs, material costs, depreciation expense, and travel costs.

Software development costs incurred subsequent to establishing technological feasibility through the general release of the software products are subject to capitalization. Capitalized costs are amortized straight-line over 24 months, which represents the estimated economic life of the products. GAAP requires that annual amortization expense of the capitalized software development costs be the greater of the amounts computed using the ratio of gross revenue to a products’ total current and anticipated revenues, or the straight-line method over the products’ remaining estimated economic life.

During 2015, amounts capitalized were $15.7 million and amortization expense was $27.2 million. Amortization expense includes an impairment of $1.2 million related to a project write-off. During 2014, amounts capitalized were $24.9 million and amortization expense was $38.7 million. Unamortized software development costs were $26.9 million and $38.4 million at December 31, 2015 and 2014, respectively, and are included in other assets, net in the balance sheets.

Long-lived Assets

Purchased intangible assets, other than goodwill, are amortized over their estimated useful lives which range from one to seventeen years. Intangible assets include goodwill, purchased technology, trademarks and tradenames, customer relationships and customer lists. The intangible assets are amortized based on the pattern in which the economic benefits of the intangible assets are estimated to be realized. Goodwill is not amortized and is carried at its historical cost.

ECD periodically reviews long-lived assets for impairment. Reviews are initiated whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. When performed, each impairment test, other than goodwill, is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value.

ECD tests goodwill for impairment in the fourth quarter of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. The test is based on a comparison of the reporting unit’s book value to its fair market value. Both qualitative and quantitative tests are performed on goodwill. When using a quantitative approach, fair value is estimated by employing various methodologies, including comparisons to similar industry companies as well as discounted cash flow estimates. The determination of relevant comparable industry companies impacts the assessment of fair value. Should the operating performance of the reporting units change in comparison to these companies or should the valuation of these companies change, this could impact the assessment of the fair value of the reporting units. The discounted cash flow analyses factor in assumptions on revenue and expense growth rates. These estimates are based upon ECD’s historical experience and projections of future activity, factoring in customer demand, changes in technology and a cost structure necessary to achieve

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

the related revenues. Additionally, these discounted cash flow analyses factor in expected amounts of working capital and weighted average cost of capital. Changes in judgments on any of these factors could materially impact the value of the reporting unit. There were no impairments during the years ended December 31, 2015 or 2014.

Income Taxes

Historically, ECD operated as product and service lines within the group of EMC legal entities, thus the calculation of income taxes for ECD required judgment and use of both estimates and allocations. Historical and current ECD-related foreign tax credits, federal and state research credits and net operating losses have been fully applied against EMC’s consolidated returns as ECD is included in EMC’s consolidated U.S. federal and state income tax returns. For the purposes of these consolidated financial statements, ECD’s income tax expense and deferred tax balances have been recorded as if ECD had filed on a tax return separate from EMC.

ECD began fiscal year 2014 with no foreign tax credits or R&D credits. Deferred tax assets and liabilities generated in the current year but not utilized on a separate return basis will be carried forward.

As part of the process of preparing the consolidated financial statements, ECD is required to estimate its provision for income taxes in each of the jurisdictions in which it operates. This process involves estimating actual current tax exposure, including assessing the risks associated with tax audits, together with assessing temporary differences resulting from the different treatment of items for tax and financial reporting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheets. ECD assesses the likelihood that its deferred tax assets will be realized through future taxable income and will record a valuation allowance, if necessary, to reduce gross deferred tax assets to an amount that ECD believes is more likely than not to be realized. In the event that actual results differ from these estimates, the provision for income taxes could be materially impacted.

Sales Taxes

Sales and other taxes collected from customers and subsequently remitted to government authorities are recorded as accounts receivable with a corresponding offset recorded to sales taxes payable. These balances are removed from the balance sheet as cash is collected from customers and remitted to the tax authorities.

Accounting for Stock-Based Compensation

ECD has no separate employee stock compensation plans; however, certain employees of ECD participate in EMC’s stock-based compensation programs. At December 31, 2015, stock-based compensation awards were outstanding under EMC’s stock plans.

EMC uses the Black-Scholes option-pricing model to determine the fair value of its stock option awards. For stock options, restricted stock and restricted stock units, ECD recognizes compensation cost on a straight-line basis over the awards’ vesting periods for those awards which contain only a service vesting feature. For awards with a performance condition vesting feature, when achievement of the performance condition is deemed probable, ECD recognizes compensation cost on a graded-vesting basis over the awards’ expected vesting periods.

D.	Accounts Receivable, net

Accounts receivable, net consisted of the following at December 31, 2015 and 2014 (table in thousands):

	December 31, 2015	December 31, 2014
Billed receivables	$139,404	$140,857
Unbilled receivables	18,143	27,582
Allowance for doubtful accounts	(6,754)	(2,400)

Receivables, net	$150,793	$166,039

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

Unbilled receivables primarily represent professional services for which service has been provided and revenue has been recognized prior to period-end, but which have not been billed to the customer at period-end. ECD estimates substantially all of unbilled receivables at December 31, 2015 will be billed within one year.

E.	Property, Plant and Equipment

Property, plant and equipment consisted of the following (table in thousands):

	December 31, 2015	December 31, 2014
Furniture and fixtures	$494	$939
Equipment and software	50,372	50,076
Buildings and improvements	1,172	2,515
Capitalized products	1,547	1,403

Total property and equipment	53,585	54,933
Accumulated depreciation	(44,306)	(47,649)

Property, plant and equipment, net	$9,279	$7,284

Depreciation expense was $4.0 million and $4.3 million in 2015 and 2014, respectively.

F.	Intangible Assets and Goodwill

Intangible Assets

During the year ended December 31, 2014, ECD acquired $0.4 million in intangible assets related to the acquisition of the assets of BRT Incorporated. Intangible assets, excluding goodwill, consisted of (table in thousands):

	December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	$166,855	$(166,258)	$597
Trademarks and tradenames	10,060	(10,016)	44
Customer relationships and customer lists	183,100	(177,937)	5,163
Other	1,380	(1,380)	—

Total intangible assets, excluding goodwill	$361,395	$(355,591)	$5,804

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Purchased technology	$166,855	$(165,309)	$1,546
Trademarks and tradenames	10,060	(9,972)	88
Customer relationships and customer lists	183,100	(172,915)	10,185
Other	1,380	(1,380)	—

Total intangible assets, excluding goodwill	$361,395	$(349,576)	$11,819

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

Amortization expense on intangible assets was $6.0 million and $7.7 million in 2015 and 2014, respectively. As of December 31, 2015, amortization expense on intangible assets for the next five years is expected to be as follows (table in thousands):

Year	Amortization
2016	$1,207
2017	743
2018	591
2019	487
2020	473

Goodwill

There were no changes in the carrying amount of goodwill, net, for the years ended December 31, 2015 and 2014.

Valuation of Goodwill and Intangible Assets

An assessment of the recoverability of goodwill is performed, at least annually, in the fourth quarter of each year. The assessment is performed at the reporting unit level. ECD constitutes one reporting unit as a whole. Authoritative accounting guidance allows companies the option to assess qualitatively whether it is necessary to perform step one of the two quantitative step goodwill impairment tests. ECD performed qualitative assessments of goodwill during 2014. The qualitative assessment was performed to determine whether a quantitative assessment was necessary and it was determined there were no indicators of potential impairment in 2014.

In 2015 ECD evaluated goodwill using a quantitative model as part of step one of the goodwill impairment test. No impairment indicator was identified and accordingly, step two of the goodwill impairment test was not performed. The valuation of ECD was calculated to be $1.8 billion. Given the relatively small difference between the company’s carrying value and fair value, we performed a sensitivity analysis and noted that an increase in the discount rate by 100 basis points or a decrease in the terminal growth rate by 100 basis points would have resulted in a goodwill impairment indicator requiring step two of the goodwill impairment test to be performed. Completion of the step two test can result in goodwill impairment.

G.	Accrued Expenses

Accrued expenses consisted of the following (tables in thousands):

	December 31, 2015	December 31, 2014
Salaries and benefits	$32,667	$36,327
Restructuring	10,027	6,904
Other	14,680	12,864

Total Accrued Expenses	$57,374	$56,095

H. Income Taxes

For purposes of these financial statements, ECD’s income tax expense and deferred tax balances have been recorded as if ECD had filed on a separate return basis.

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

The provision (benefit) for income taxes for the years ended December 31, 2015 and 2014 consisted of the following (table in thousands):

	2015	2014
Federal:
Current	$25,371	$23,728
Deferred	(4,419)	(1,127)

	20,952	22,601

State:
Current	2,628	2,063
Deferred	(575)	(120)

	2,053	1,943

Foreign:
Current	3,012	3,899
Deferred	(44)	(139)

	2,968	3,760

Total provision for income taxes	$25,973	$28,304

The effective income tax rate is based upon income for the year, composition of the income in different countries, effect of tax law changes and adjustments, if any, for potential tax consequences, benefits and/or resolutions of tax audits or other tax contingencies. A reconciliation of our income tax provision to the statutory federal tax rate is as follows (tables in thousands, except for rates):

	2015		2014
Statutory federal tax rate	$46,120	35.00%	$42,615	35.00%
State taxes, net of federal taxes	2,053	1.56%	1,943	1.60%
Accounting for historical uncertain tax positions	(504)	(0.38)%	(504)	(0.41)%
Tax rate differential for international jurisdictions and other international related tax items	(21,482)	(16.30)%	(15,717)	(12.91)%
U.S. domestic production activities deduction	(1,201)	(0.91)%	(1,483)	(1.22)%
Permanent items	987	0.75%	1,450	1.19%

	$25,973	19.72%	$28,304	23.25%

Substantially all of the tax rate differential for international jurisdictions was driven by the earnings of our Irish operations.

The components of the deferred tax assets and liabilities are as follows (table in thousands):

	December 31, 2015		December 31, 2014
	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability
Accounts receivable	$2,194	$—	$1,154	$—
Accrued expenses	14,312	—	12,564	—
Deferred revenue	3,161	—	3,045	—
Property, plant and equipment	73	—	11	—
Intangible and other assets, net	—	(10,196)	—	(14,237)
Equity	4,795	—	5,022	—
Credit carryforwards	203	—	336	—
Net operating losses	3,404	—	5,077	—

Total deferred tax assets and liabilities	$28,142	$(10,196)	$27,209	$(14,237)

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

ECD has gross federal net operating loss carryforwards of $8.9 million and $13.4 million at December 31, 2015 and 2014, respectively. These federal net operating loss carryforwards are subject to annual limitations under Section 382 of the Internal Revenue Code of 1986 (“Code”), as amended, for U.S. tax purposes. If not utilized, the federal net operating loss carryforwards will begin to expire in 2017. ECD has federal tax credit carryforwards of $0.2 million and $0.3 million at December 31, 2015 and 2014, respectively, which will begin to expire in 2019 if not utilized. These tax credit carryforwards are subject to annual limitations under Section 382 of the Code, as amended, for U.S. tax purposes.

In November 2015, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance on the balance sheet classification of deferred taxes which requires that all deferred taxes be presented as non-current. ECD elected to early adopt this new accounting guidance for the year ended December 31, 2015 and applied it retrospectively to all years presented in these consolidated financial statements.

Deferred income taxes have not been provided on basis differences related to investments in foreign subsidiaries. These basis differences consisted primarily of undistributed earnings permanently invested in these entities. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable.

The following table reflects changes in unrecognized tax benefits since January 1, 2014 (table in thousands):

	2015	2014
Unrecognized tax benefits, beginning of year	$3,562	$3,923
Tax positions related to current year:
Additions	528	496
Tax positions related to prior years:
Reductions	(923)	(857)

Unrecognized tax benefits, end of year	$3,167	$3,562

As of December 31, 2015 and 2014, $3.2 million and $3.6 million, respectively, of the unrecognized tax benefits, if recognized, would have been recorded as a reduction to income tax expense.

ECD is part of EMC’s consolidated tax return which is routinely under audit by the Internal Revenue Service (the “IRS”). EMC has concluded all U.S. federal income tax matters for years through 2008. In the third quarter of 2012, the IRS commenced a federal income tax audit for the tax years 2009 and 2010. The IRS completed their field audit for the tax years 2009 and 2010 and issued Revenue Agent Reports (“RARs”) in the first quarter of 2016. EMC disagrees with certain proposed adjustments and has filed a formal protest to the IRS Appeals Division. In the first quarter of 2015, the IRS commenced a federal income tax audit for the tax year 2011, which is still ongoing. ECD also has income tax audits in process in numerous state, local and international jurisdictions. Based on the timing and outcome of examinations of EMC, the result of the expiration of statutes of limitations for specific jurisdictions or the timing and result of ruling requests from taxing authorities, it is reasonably possible that the related unrecognized tax benefits could change from those recorded in ECD’s balance sheets. EMC anticipates that several of these audits may be finalized within the next twelve months. While EMC expects the amount of unrecognized tax benefits to change in the next twelve months, EMC does not expect the change to have a significant impact on ECD’s results of operations or financial position.

ECD recognizes interest expense and penalties related to income tax matters in income tax expense. For 2015 and 2014, $0.1 million and $0.1 million, respectively, in interest benefit was recognized. In addition to the unrecognized tax benefits noted above, the gross balance of the accrued interest and penalties was $0.6 million and $0.7 million as of December 31, 2015 and 2014, respectively.

I.	Stock-Based Compensation

ECD employees participate in the EMC Corporation 2003 Stock Plan (the “2003 Plan”), which provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units. The exercise price for a stock option shall not

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

be less than 100% of the fair market value of EMC’s common stock on the date of grant. Options generally become exercisable in annual installments over a period of three to five years after the date of grant and expire ten years after the date of grant. Restricted stock is common stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of common stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Grants of restricted stock awards or restricted stock units that vest only by the passage of time will not vest fully in less than three years after the date of grant.

Stock-based compensation cost is measured at the grant date based on the calculated fair value of the award. The expense is recognized over the employees’ requisite service period, generally the vesting period of the award. The expense is amortized over the service period using the graded vesting method for restricted stock and restricted stock units. The following tables summarize the components of total Parent stock-based compensation expense included in ECD’s statements of operations for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Cost of product	$1,074	$1,277
Cost of services	7,804	6,870
Research and development	4,259	5,328
Selling, general and administrative	10,004	9,312

Total parent stock-based compensation	$23,141	$22,787

The following table summarizes Parent restricted stock and restricted stock unit activity applicable to ECD since January 1, 2014 (shares in thousands):

	Number of Shares	Weighted Average Grate Date Fair Value
Restricted stock and restricted stock units outstanding at January 1, 2014	1,937	$25.55
Granted	801	28.78
Vested	(560)	24.96
Forfeited	(173)	25.99

Outstanding at December 31, 2014	2,005	26.85
Granted	1,163	26.37
Vested	(666)	26.48
Forfeited	(194)	27.08

Restricted stock and restricted stock units outstanding at December 31, 2015	2,308	26.73

The total intrinsic values of restricted stock and restricted stock units that vested in 2015 and 2014 were $17.9 million and $16.0 million, respectively. As of December 31, 2015, restricted stock and restricted stock units representing 2.3 million shares were outstanding and unvested, with an aggregate intrinsic value of $61.7 million. These shares and units are scheduled to vest through 2019. Of the total shares of restricted stock and restricted stock units outstanding, 2.0 million shares and units will vest upon fulfilling service conditions, of which vesting of 0.1 million shares and units will accelerate upon achieving performance conditions. The remaining 0.3 million shares and units will vest only if certain performance conditions are achieved. Pursuant to the terms of the pending Dell and EMC Merger Agreement, all eligible outstanding restricted stock and restricted stock units will vest upon the close of the transaction.

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

J.	Commitments and Contingencies

Operating Lease Commitments

ECD leases office space in Pleasanton, CA, which contains renewal options and escalation clauses and expires in 2018. Rent expense for 2015 and 2014 was $1.3 million and $1.4 million, respectively.

Minimum commitments under non-cancelable operating lease agreements as of December 31, 2015 are as follows (table in thousands):

Year	Amount
2016	$2,018
2017	2,067
2018	1,058

Total minimum lease payments	$5,143

These commitments do not include lease commitments of any non-ECD subsidiaries of EMC Corporation to which ECD is not an obligor.

Guarantees and Indemnification Obligations

ECD occasionally enters into agreements in the ordinary course of business with, among others, customers, resellers, original equipment manufacturers (“OEMs”), systems integrators and distributors. Most of these agreements require ECD to indemnify the other party against third-party claims alleging that an ECD product infringes a patent and/or copyright. Certain agreements in which ECD grants limited licenses to specific ECD-trademarks require ECD to indemnify the other party against third-party claims alleging that the use of the licensed trademark infringes a third-party trademark. Certain of these agreements require ECD to indemnify the other party against certain claims relating to the loss or processing of data, to real or tangible personal property damage, personal injury or the acts or omissions of ECD, its employees, agents or representatives. In addition, from time to time, ECD has made certain guarantees regarding the performance of its systems. ECD also made certain guarantees for obligations of its subsidiaries.

ECD has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for specified matters, such as acts and omissions of ECD, its employees, agents or representatives.

ECD has procurement or license agreements with respect to technology that is used in its products and agreements in which ECD obtained rights to a product from an OEM. Under some of these agreements, ECD has agreed to indemnify the supplier for certain claims that may be brought against such party with respect to ECD’s acts or omissions relating to the supplied products or technologies.

Based upon ECD’s historical experience and information known as of December 31, 2015, ECD believes its liability on the above guarantees and indemnities at December 31, 2015 is not material.

Litigation

From time to time and in the normal course of business, various claims could be made against ECD. At this time and in the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect on the financial position or results of operations of ECD.

K.	Restructuring Charges

During the year ended December 31, 2015 and 2014, ECD incurred restructuring charges of $16.7 million and $16.0 million, respectively.

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

During 2015 and 2014, ECD implemented restructuring programs to create further operational efficiencies which resulted in workforce reductions of 145 and 206 positions, respectively. The actions impacted positions around the globe and all of these actions are expected to be completed or were completed within a year of the start of each program.

During 2015 and 2014, ECD recognized $5.0 million and $1.1 million, respectively, of lease termination costs for facilities vacated in the period in accordance with our plan as part of all of our restructuring programs and for costs associated with terminating other contractual obligations.

The activity for the restructuring programs is presented below (tables in thousands):

Year Ended, December 31, 2015:

Category	Balance as of December 31, 2014	2015 Charges	Utilization	Balance as of December 31, 2015
Workforce reductions	$6,404	$11,596	$(8,429)	$9,571
Consolidation of excess facilities and other contractual obligations	1,595	5,055	(1,651)	4,999

Total	$7,999	$16,651	$(10,080)	$14,570

Year Ended, December 31, 2014:

Category	Balance as of December 31, 2013	2014 Charges	Utilization	Balance as of December 31, 2014
Workforce reductions	$6,192	$14,908	$(14,696)	$6,404
Consolidation of excess facilities and other contractual obligations	786	1,120	(311)	1,595

Total	$6,978	$16,028	$(15,007)	$7,999

L. Related Party

Distributions to Parent

	December 31, 2015	December 31, 2014
Gross Distribution	$164,015	$195,672
Stock-based compensation expense contributed by Parent	(23,141)	(22,787)
Corporate costs contributed by Parent	(8,936)	(7,571)

Distribution to Parent, net	$131,938	$165,314

Corporate Allocations

The statements of operations include the allocation of the following corporate costs (table in thousands):

Category	December 31, 2015	December 31, 2014
HR and employee-related	$1,745	$2,042
Legal	2,895	2,364
Finance	1,249	1,518
Allocated IT expenses	958	1,139
External communications	572	331
Executive management and governance	816	837
Other	701	(660)

Total corporate allocations	$8,936	$7,571

ENTERPRISE CONTENT DIVISION OF EMC CORPORATION

NOTES TO AUDITED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars, except share and per share amounts)

All allocations above were determined based on a percentage of ECD revenues to EMC’s total revenues, or as a percentage of ECD headcount to EMC’s total headcount, based on the nature of the corporate cost.

M.	Subsequent Events

These financial statements reflect management’s evaluation of subsequent events, through August 3, 2016, the date the financial statements were available to be issued.